CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 21, 2012 on the financial statements, incorporated in this Registration Statement by reference, included in the December 31, 2011 Annual Report to the partners of Chestnut Street Exchange Fund, and to the references to our firm under the caption “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2012